Exhibit 3.8


                                                 State of Delaware
                                                Secretary of State
                                             Division of Corporations
                                              Filed 12:30 PM 11/29/93
                                                 933335216 - 2122686



                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                            COMPUTONE CORPORATION

              Computone Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

              DOES HEREBY CERTIFY:

              FIRST: That by a meeting of the Board of Directors of Computone Corporation (the Corporation"), resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

              RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof number "FOURTH" so that, as amended, said Article shall be and read in its entirety as follows:

              "FOURTH (A) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, One Cent ($.01) par value per share, and Ten Million (10,000,000) shares of Preferred Stock One Cent ($.01) par value per share. The designations, rights (including voting rights), preferences, qualifications, limitations and restrictions of the Preferred Stock, and particularly the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors is hereby expressly granted authority to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, the number of shares in each series and all designations, relative rights (including the right to vote and to convert into any class or any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series.

              At the close of business on November 30, 1993 (the "Effective Date"), each six (6) shares of Common Stock issued and outstanding (the "Old Common Stock") shall be changed and combined into one (1) share of Common Stock. On the Effective Date, the certificates representing the Old Common Stock shall be deemed cancelled and shall not be recognized as outstanding on the books of the Corporation for any purpose. Thereupon, as promptly as possible after the Effective Date, once the Corporation has received from a holder of Common Stock the certificate(s) representing the shares of Old Common Stock he held, the Corporation shall issue and deliver to that holder of Old Common Stock in his name and at his address as shown on the records of the Corporation, a certificate for the number of shares of Common Stock into which the shares of Old Common Stock were combined dated the Effective Date; provided, however, that the Corporation shall not issue any fractional shares of Common Stock but shall round the number of shares of Common Stock to which each holder of Old Common Stock would otherwise be entitled so that any portion of a share will be rounded up the next highest number of whole shares.

              SECOND: That thereafter, pursuant to resolution of its Board of Directors, by a meeting of the stockholders of said Corporation held in accordance with the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

              THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

              IN WITNESS WHEREOF, said Computone Corporation has caused this certificate to be signed by its President attested by its Secretary this 23rd day of November 1993.

                                         COMPUTONE CORPORATION

         (SEAL)


                 Attest:                 By:  /s/ Thomas J. Anderson
                                             ----------------------------
                                             Thomas J. Anderson, President

                   /s/ John A. Janega
                 ----------------------
                 John A. Janega